Filed Pursuant to Rule 433

Registration No. 333-269690

FINAL TERM SHEET

Philip Morris International Inc.

Dated February 9, 2024

4.750% Notes due 2027

4.875% Notes due 2029

5.125% Notes due 2031

5.250% Notes due 2034

Issuer:	Philip Morris International Inc.
Offering Format:	SEC Registered
Security:	4.750% Notes due 2027 (the “2027 Notes”) 4.875% Notes due 2029 (the “2029 Notes”) 5.125% Notes due 2031 (the “2031 Notes”) 5.250% Notes due 2034 (the “2034 Notes”)
Aggregate Principal Amount:	2027 Notes: $750,000,000 2029 Notes: $1,000,000,000 2031 Notes: $1,250,000,000 2034 Notes: $1,750,000,000
Maturity Date:	2027 Notes: February 12, 2027 2029 Notes: February 13, 2029 2031 Notes: February 13, 2031 2034 Notes: February 13, 2034
Coupon:	2027 Notes: 4.750% 2029 Notes: 4.875% 2031 Notes: 5.125% 2034 Notes: 5.250%
Interest Payment Dates:	2027 Notes: Semi-annually on each February 12 and August 12, commencing August 12, 2024
2029 Notes: Semi-annually on each February 13 and August 13, commencing August 13, 2024
2031 Notes: Semi-annually on each February 13 and August 13, commencing August 13, 2024
2034 Notes: Semi-annually on each February 13 and August 13, commencing August 13, 2024

Record Dates:	2027 Notes: January 28 and July 28 2029 Notes: January 29 and July 29 2031 Notes: January 29 and July 29 2034 Notes: January 29 and July 29
Price to Public:	2027 Notes: 99.373% of principal amount 2029 Notes: 99.070% of principal amount 2031 Notes: 98.557% of principal amount 2034 Notes: 97.811% of principal amount
Underwriting Discount:	2027 Notes: 0.200% of principal amount 2029 Notes: 0.300% of principal amount 2031 Notes: 0.350% of principal amount 2034 Notes: 0.450% of principal amount
Net Proceeds:	2027 Notes: $743,797,500 (before expenses) 2029 Notes: $987,700,000 (before expenses) 2031 Notes: $1,227,587,500 (before expenses) 2034 Notes: $1,703,817,500 (before expenses)
Benchmark Treasury:	2027 Notes: 4.000% due January 15, 2027 2029 Notes: 4.000% due January 31, 2029 2031 Notes: 4.000% due January 31, 2031 2034 Notes: 4.500% due November 15, 2033
Benchmark Treasury Price/Yield:	2027 Notes: 99-07 ¾ / 4.278% 2029 Notes: 99-12 ¼ / 4.138% 2031 Notes: 98-30+ / 4.175% 2034 Notes: 102-15 / 4.188%
Spread to Benchmark Treasury:	2027 Notes: +70 basis points 2029 Notes: +95 basis points 2031 Notes: +120 basis points 2034 Notes: +135 basis points

Yield to Maturity:	2027 Notes: 4.978% 2029 Notes: 5.088% 2031 Notes: 5.375% 2034 Notes: 5.538%
Optional Redemption:

2027 Notes:

Make-whole redemption at Treasury plus 15 bps

2029 Notes:

Prior to January 13, 2029: Make-whole redemption at Treasury plus 15 bps
On or after January 13, 2029: Redemption at par

2031 Notes:

Prior to December 13, 2030: Make-whole redemption at Treasury plus 20 bps
On or after December 13, 2030: Redemption at par

2034 Notes:

Prior to November 13, 2033: Make-whole redemption at Treasury plus 25 bps
On or after November 13, 2033: Redemption at par

Settlement Date (T+2):	February 13, 2024

CUSIP/ISIN:	2027 Notes:	CUSIP Number: 718172 DF3 ISIN Number: US718172DF33
	2029 Notes:	CUSIP Number: 718172 DG1 ISIN Number: US718172DG16
	2031 Notes:	CUSIP Number: 718172 DH9 ISIN Number: US718172DH98
	2034 Notes:	CUSIP Number: 718172 DJ5 ISIN Number: US718172DJ54

Listing:	None

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
BBVA Securities Inc.
BofA Securities, Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Santander US Capital Markets LLC
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
UBS Securities LLC
Wells Fargo Securities, LLC
Co-Managers:	Bank of China (Europe) S.A. DBS Bank Ltd. Intesa Sanpaolo IMI Securities Corp.

Allocations:	2027 Notes	2029 Notes	2031 Notes	2034 Notes
Barclays Capital Inc.	71,250,000	95,000,000	118,750,000	166,250,000
Citigroup Global Markets Inc.	71,250,000	95,000,000	118,750,000	166,250,000
Mizuho Securities USA LLC	71,250,000	95,000,000	118,750,000	166,250,000
BBVA Securities Inc.	50,250,000	67,000,000	83,750,000	117,250,000
BofA Securities, Inc.	50,250,000	67,000,000	83,750,000	117,250,000
Deutsche Bank Securities Inc.	50,250,000	67,000,000	83,750,000	117,250,000
Goldman Sachs & Co. LLC	50,250,000	67,000,000	83,750,000	117,250,000
HSBC Securities (USA) Inc.	50,250,000	67,000,000	83,750,000	117,250,000
Santander US Capital Markets LLC	50,250,000	67,000,000	83,750,000	117,250,000
SMBC Nikko Securities America, Inc.	50,250,000	67,000,000	83,750,000	117,250,000
Standard Chartered Bank	50,250,000	67,000,000	83,750,000	117,250,000
UBS Securities LLC	50,250,000	67,000,000	83,750,000	117,250,000
Wells Fargo Securities, LLC	50,250,000	67,000,000	83,750,000	117,250,000
Bank of China (Europe) S.A.	11,250,000	15,000,000	18,750,000	26,250,000
DBS Bank Ltd.	11,250,000	15,000,000	18,750,000	26,250,000
Intesa Sanpaolo IMI Securities Corp.	11,250,000	15,000,000	18,750,000	26,250,000
Total	$750,000,000	$1,000,000,000	$1,250,000,000	$1,750,000,000

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA or the UK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. toll free at 1-800-831-9146 or Mizuho Securities USA LLC toll free at 1-866-271-7403.